Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 7/16/09 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Second Quarter 2009 Results

WISCONSIN RAPIDS, WI — July 16, 2009 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended June 30, 2009. Revenues for the second quarter of 2009 were $28.5 million, an increase of 1.5% from second quarter 2008 revenues of $28.0 million. Net income was $4.1 million, or $.14 per share, compared to net income of $3.3 million, or $.11 per share, for the second quarter last year.

Revenues for the six-month period ended June 30, 2009 were $57.3 million, down 0.2% from 2008 revenues of $57.4 million. Net income was $8.0 million for the six-month period ended June 30, 2009, up 35.0% from the prior year’s net income of $6.0 million. Earnings per share for the first half of 2009 were $.28, compared to $.21, in the first six months of 2008.

“Achieving growth in both sales and earnings for the quarter in this challenging economic environment is gratifying,” commented Terrance D. Paul, Chief Executive Officer.  “Revenue continues to be positively impacted by the recognition of deferred revenue from orders booked in prior periods, and our cost savings efforts helped reduce operating expenses by $1.1 million. The net effect of improved revenue and cost reductions is a 24% increase in our earnings for the quarter.

“Unfortunately, the recession has had a severe impact on state budgets and on education spending,” continued Paul. “States and districts have been slow to commit the federal American Recovery and Reinvestment Act (ARRA) funds that, coupled with general uncertainty regarding federal and state budget availability, has caused many districts to delay ordering. This impacted our orders for the second quarter, which were down 11%, though it is difficult to determine how much of this decline is due to delays caused by ARRA and state budget uncertainty versus overall lower spending plans as a result of budget reductions. However, we expect the ARRA funding will be spent in the months ahead, which we believe should help reduce the impact of state budget cuts and improve the order picture for the second half of the year.

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“Despite the economic challenges, we know our customers understand the value of our products in accelerating learning,” added Paul.  “That customer trust, combined with careful cost management, gives us confidence that we will weather the economic storm so we can achieve solid financial growth in the future.”

Renaissance Learning added approximately 600 new customer schools during the quarter, bringing total schools worldwide that are actively using the Company’s products to over 74,000. Of these, more than 28,000 are actively using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 16, 2009 at 8:00 p.m. through July 23, 2009 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 326592.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, growth prospects, cost reductions and management’s expectations regarding orders and financial results for 2009 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Net sales:
Products	$21,208	$21,888	41,870	44,093
Services	7,256	6,159	15,465	13,340
Total net sales	28,464	28,047	57,335	57,433

Cost of sales:
Products	3,913	3,964	6,910	7,999
Services	2,445	2,568	5,351	6,330
Total cost of sales	6,358	6,532	12,261	14,329

Gross profit	22,106	21,515	45,074	43,104

Operating expenses:
Product development	3,927	4,268	8,378	8,301
Selling and marketing	8,403	8,903	17,325	18,276
General and administrative	3,170	3,429	6,633	7,557

Total operating expenses	15,500	16,600	32,336	34,134

Operating income	6,606	4,915	12,738	8,970

Other income (expense), net	34	172	183	340

Income before income taxes	6,640	5,087	12,921	9,310

Income taxes	2,510	1,753	4,884	3,358

Net Income	$4,130	$3,334	$8,037	$5,952

Income per share:
Basic	$0.14	$0.11	$0.28	$0.21
Diluted	$0.14	$0.11	$0.28	$0.21

Weighted average shares outstanding:
Basic	29,056,023	29,035,498	29,056,023	29,035,498
Diluted	29,056,039	29,039,581	29,056,031	29,039,370

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$13,621	$9,509
Investment securities	3,629	4,894
Accounts receivable, net	12,966	8,083
Inventories	3,935	5,504
Prepaid expenses	1,380	1,999
Income taxes receivable	1,981	3,301
Deferred tax asset	4,183	4,183
Other current assets	100	144
Total current assets	41,795	37,617

Investment securities	1,942	3,383
Property, plant and equipment, net	7,034	8,621
Goodwill	2,777	2,750
Other non-current assets	4,901	4,555

Total assets	$58,449	$56,926

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,347	$1,712
Deferred revenue	36,910	43,975
Payroll and employee benefits	5,851	3,981
Other current liabilities	3,241	3,284
Total current liabilities	48,349	52,952

Deferred revenue	3,967	2,950
Deferred compensation and other employee benefits	1,488	1,342
Income taxes payable	4,868	4,868
Other non-current liabilities	250	133
Total liabilities	58,922	62,245

Total shareholders' equity	(473)	(5,319)

Total liabilities and shareholders' equity	$58,449	$56,926